Exhibit (p)(15)

Code of Ethics

Ares Capital Management II, LLC

Code of Ethics

The Code of Ethics is designed not only to ensure technical compliance with the Code of Ethics Rules, but also to eliminate conflicts of interest (actual or apparent) between your personal trading activities and the interests of Ares and its Clients.

General Standards

You are prohibited, in breach of any fiduciary duty you owe to Clients, from doing any of the following:

•            engaging, directly or indirectly, in any business investment in a manner detrimental to any Client

•            engaging in any act, practice, or course of business that is inconsistent with loyalty, honesty, and good faith toward Ares and its Clients, or that violates federal securities laws or any other applicable law, rule, or regulation

•            using confidential information gained by virtue of your connection to Ares in a manner detrimental to any Client

Before, or at the same time as, you recommend or authorize the purchase, sale, or any other action, in relation to a Covered Security by or for a Client, you must disclose to the CCO all of the following:

•            any Beneficial Interest in the Covered Security

•            any interest you have, or intend to acquire, in any third-party account in which the Covered Security is held

•            any Beneficial Interest in any other security that may benefit from the proposed action

•            any interest in, or relationship with, the issuer of the Covered Security

You must keep your personal securities transactions consistent with this Code of Ethics and must ensure that these transactions do not reflect any abuse of your position of trust and responsibility with Ares.

You must certify that you have read and understand the Code of Ethics upon becoming a Covered Person and must acknowledge continued compliance with the Code of Ethics and any amendments at least annually.

Limits and Prohibitions on Securities Trades

Investing in IPOs

You are prohibited from investing in an IPO of any U.S. public company registered under the 1934 Act. You may, however, request approval from the CCO to invest personally in an IPO of an Ares fund through our Pre-Clearance process described below.

30-Day Minimum Holding Period

You are prohibited from selling a Covered Security within 30 days of purchasing that Security, or “buying to cover” a Covered Security within 30 days of selling short such Covered Security, unless the transaction is of a type that does not require pre- clearance or the CCO has waived the minimum holding period requirement.

Black-Out Period

You are prohibited from transacting in any Security of an issuer for 5 trading days after any trade has been placed in any Client account involving a security of that issuer. Thus, you would not be permitted to trade until the sixth business day after a Client transaction. This restriction does not apply to securities for which pre-clearance is not required.

Ares-Related Securities

Be aware that all transactions in Ares-Related Securities must be pre-cleared (as described below) and are subject to the applicable Insider Trading Policy (or similar policy) of each entity.

Pre-Clearing Securities Transactions

Pre-Clearance Procedures

Except as expressly permitted by this Code of Ethics, you must have written clearance for any transactions in a Covered Security in a Covered Account before effecting the transaction. All preclearance requests must be submitted through PTA or as otherwise directed by the Compliance Department.

Pre-clearance approval for a transaction is generally valid for 2 trading days (meaning it expires at the end of the second full trading day after the day it was approved; e.g., if your personal transaction request is approved Monday, the approval expires at the close of business on Wednesday). The only exceptions are private offerings (for which approvals are valid for 120 days) and any other exceptions specified by the CCO.

If pre-clearance approval expires before your desired transaction is made, you must re-apply for pre-clearance approval. Only the CCO may approve exceptions to this policy.

The CCO must pre-clear his personal transactions with the GC. The CCO may deny or revoke approval for any proposed transaction at any time for any reason. The CCO has full discretion over the approval process, and in certain circumstances, often related to protecting Ares and preserving confidentiality, the reason for denial or revocation of approval might not be disclosed to you. Generally, the CCO might deny or revoke approval for your requested personal securities transaction if it has the potential to do any of the following:

•            appear as improper conduct

•            conflict with a transaction for a Client

•            violate a confidentiality agreement

•            involve an issuer on our Restricted List

•            compromise Ares’ high ethical standards

Pre-Clearance Exceptions

Pre-clearance is not required for any of the following transactions:

•            purchases or sales over which you have no direct or indirect influence or control (such as transactions in an account managed by an unaffiliated and strictly autonomous money manager)

•            purchases or sales under an automatic investment plan, automatic rebalancing plan, dividend reinvestment plan, or other program with a predetermined schedule and allocation, provided that the program is generally available to shareholders or investors in the issuer and that any changes to the program are approved in advance by the CCO

•            acquisitions of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities

•            other non-volitional events, such as exercise of an option at expiration (as opposed to an option exercise at any time prior to expiration, which requires pre-clearance)

•            purchases or sales of an employer’s Securities by an employee through the employer’s 401(k) plan, employee stock purchase plan, or other similar program

•            purchases resulting from an exercise of rights issued pro rata to all holders of a class of Securities, to the extent these rights were acquired from the issuer, and the sales of such rights

•            the exercise of a conversion or redemption right, or similar transactions with the issuer of a Security under the terms of the Security

•            purchases or sales of shares in exchange-traded funds, publicly traded closed-end funds or other structured products for which the underlying performance is based on a particular market index or a portfolio of assets, except for any closed- end fund that is a business development company or any fund or trust advised by, sub-advised by, or otherwise affiliated with Ares

•            purchases or sales of municipal Securities

•            purchases or sales of sovereign debt Securities

•            additional contributions to a private offering whose initial investment was pre-cleared

•            purchases or sales of futures and options on currencies, indexes, or on Securities that do not require pre-clearance

•            charitable donations or other gifts of Securities to anyone other than or at the request of a Business Partner or a Non-US Government Official

Reporting and Review

Your Reporting Obligations

You must submit the following certifications and reports through PTA or as otherwise directed by the CCO, as required by the Code of Ethics Rules:

a.        Initial Certifications. No later than 10 calendar days after becoming a Covered Person, you must complete an Initial Covered Account Certification and an Initial Covered Securities Certification. The information reported in the certifications must be dated within 45 days prior to your employment start date. Securities acquired in Limited Offerings and other holdings not commonly held in a brokerage account must also be disclosed. If you fail to submit either certification by the stated deadline, you will be prohibited from engaging in any personal securities transactions that require pre-clearance until such certifications are submitted. You may be subject to other sanctions as well.

b.        Quarterly Certifications. Within 30 days of the end of each calendar quarter, you must complete a Quarterly Transaction Certification and Quarterly Covered Account Certification and any additional certifications as required by Compliance.

c.         Annual Holdings Report. Within 45 days of the end of each calendar year, you must complete an Annual Covered Securities Certification.

Account Reporting

a.        New Accounts. You must promptly report all new Covered Accounts. Unless an account has been reported to the CCO, you will not be permitted to make any transactions that require pre- clearance approval in that account. You must report any new accounts not already reported before completing the Quarterly Covered Account Certification.

b.        Duplicate Account Information. You are required to have duplicate copies of your trade confirmations and monthly or quarterly account statements for your Covered Accounts that hold Covered Securities forwarded directly to the CCO by the financial institutions where those accounts are maintained or to have the financial institution provide such information electronically through PTA. If the financial institution does not or cannot directly provide your Covered Securities information, you are responsible for providing this information to Compliance promptly.

Exceptions from Reporting Requirements

You do not need to report Covered Securities holdings or transactions held in any account over which you have no direct or indirect influence or control (such as transactions in an account managed by an unaffiliated and strictly autonomous money manager). Such accounts and holdings are also exempt from the Duplicate Account Information requirements.

To apply for this reporting exception, you must provide Compliance with a statement from the third party manager indicating that you cannot directly or indirectly influence the trading in the account or provide a copy of a fully executed investment management or advisory agreement. In addition, you must submit a statement indicating that you will not attempt to directly or indirectly influence the trading in the account.

Review of Reports and Information; Sanctions

The CCO, or another person under the CCO’s direction and supervision, will review all employee reports of accounts, securities and transactions, to determine whether any of these constitute a violation of the Code of Ethics. Before making any determination that a violation has been committed, the employee must be offered an opportunity to supply additional explanatory material. Upon determination that a violation of the Code has occurred, Ares may impose whatever sanctions it considers appropriate, such as a memorandum of warning, a ban on personal trading, or a suspension or termination of employment.

Confidentiality

All reports, duplicate account statements, and other information submitted as required by this Code of Ethics will be treated as confidential and intended solely for internal use unless required to be disclosed to a regulatory or governmental agency.

Disclaimer of Beneficial Interest

You may at any time deliver to the CCO a statement that your submission of any personal Securities information does not constitute an acknowledgment that you have any direct or indirect Beneficial Interest in any Securities about which information has been provided